SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2005

               SKYLYNX COMMUNICATIONS, INC.,
(Exact name of registrant as specified in its charter)

Delaware	0-27635	37-1465836
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

500 John Ringling Boulevard, Sarasota, Florida 34242
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (941) 388-2882

________________________________________________
(Former name or former address, if changed since last report)
ITEM 4.02	NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT

          On November 4, 2005, SkyLynx Communications, Inc. the (the "Company"), in response to comments provided by the Securities and Exchange Commission, filed an Amended Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004 (the "Amended Annual Report"). In the Amended Annual Report, the Company restated its financial statement for the year ended June 30, 2004 to correct errors identified by the Company and its independent account in the Company's financial statements as previously filed.

          As originally reported, the acquisition by the Company of Rover Telcom was recorded at the fair value of the assets acquired. However, Rover Telcom, at the time of acquisition would be deemed to be an entity under common control in accordance with paragraph 11 of SFAF 141. Accordingly, the acquisition would result in the assets and liabilities of Rover Telcom being recorded at their carrying amounts, not fair value.

          In addition, in the Amended Annual Report the Company expanded the disclosure contained in Note 1 to the financial statements to disclose the purchase price allocation and other pertinent information required by generally accepted accounting principles related to the Costa Rican, IRC and Rover Telcom acquisitions. Further, the Company expanded the footnote disclosure contained in Note 1 to the financial statements to describe, in greater detail, its revenue recognition policies.

          Accordingly, the Annual Report contained restated financial statements and a revised Report of the Registrant's independent accountant related to the restatement. The restatement resulted in a decrease in the value of an intangible asset and a corresponding decrease in shareholder deficit. The restatement had no effect on the Company's net income or cash flows.

          The Company's Board of Directors and independent registered accountants concurred in this restatement.

SIGNATURE

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
SKYLYNX COMMUNICATIONS, INC.
Date: December 15, 2005	By: /s/ Gary L. Brown Gary L. Brown, President and Chief Executive Officer